Exhibit 2.1

Execution Copy

ASSET Purchase Agreement

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 11, 2022, is by and among Revolution Financial, Inc., a Texas corporation (“Revolution”), First Money In, LLC, a Texas limited liability company (“First Money”), Infinity Loans of Idaho, LLC, an Idaho limited liability company (“Infinity of Idaho”), ACAC, Inc., a Delaware corporation (“ACAC”), Blue Sky Acquire, Inc., a Texas corporation (“Blue Sky”), Infinity Loans of West Valley, Utah, LLC, a Utah limited liability company (“Utah I”), and Infinity Loans of West Valley II, Utah, LLC, a Utah limited liability company (“Utah II” and, collectively with Revolution, First Money, Infinity of Idaho, ACAC, Blue Sky and Utah I, the “Seller”), and Flex Revolution, LLC, a Delaware limited liability company (the “Buyer”) and wholly-owned subsidiary of FlexShopper, Inc. The Buyer and each Seller are sometimes referred to collectively herein as the “Parties” and, individually, as a “Party.”

BACKGROUND

WHEREAS, each Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from each Seller, the rights and obligations of each Seller to such Seller’s loan portfolio and associated assets and liabilities described below, subject to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereto agree as follows.

SECTION 1. Definitions.

The following capitalized terms have the meanings set forth in this Section 1:

“Action” means any claim, action, causes of action, demand, lawsuit, arbitration, inquiries, audit, notice of violation, proceeding, litigation, citation, summon, subpoena, or investigation of any nature, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Assigned Contract” has the meaning set forth in Section 3(h).

“Assignment and Assumption Agreement” has the meaning set forth in Section 5(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2(d).

“Balance Sheet Date” has the meaning set forth in Section 3(c).

“Bill of Sale” has the meaning set forth in Section 5(a)(ii).

“Buyer Indemnitees” has the meaning set forth in Section 7.

“Buyer Statement” has the meaning set forth in Section 2(c)(ii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation, executive order or executive memo enacted in 2020 relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent legislation intended to address the consequences of the COVID-19 pandemic, including the Consolidated Appropriation Act, 2021.

“Closing” shall mean the consummation of the transactions contemplated hereby.

“Closing Cash” means cash and cash equivalents of each Seller as of the Closing.

“Closing Payables” means the amount of Payables as of the Closing.

“Closing Date” has the meaning set forth in Section 5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Order” means that certain Consent Order, dated June 2, 2020, between the Bureau of Consumer Financial Protection, Main Street Personal Finance, Inc., ACAC, and Quik Lend, Inc. (File No. 2020-BCFP-0003).

“Data Protection Laws” means the Gramm-Leach-Bliley Act (“GLBA”) (15 U.S.C. § 6801 et seq.), Privacy Rule (16 C.F.R. Part 313 (May 24, 2000)) and, to the extent not pre-empted by the GLBA and/or Privacy Rule, applicable state laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data international transfer in the States to which each Seller or any of its Affiliates is subject within the United States of America.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) all privacy policies of each Seller or its Affiliates applicable to the ownership or operation of the Purchased Assets; and (iii) terms of any Assigned Contracts relating to the collection, use, storage, disclosure, or cross-border international transfer of Personal Data.

“Disclosure Schedules” has the meaning set forth in Section 2(a).

“Disputed Amounts” has the meaning set forth in Section 2(c)(iv)(C).

“Employee Benefit Plan” means any pension, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not in writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Encumbrance” has the meaning set forth in Section 3(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any corresponding regulatory guidance promulgated thereunder.

“Excluded Assets” means assets of any kind or nature whatsoever other than the Purchased Assets, including, without limitation, the Employee Benefit Plan and the Program Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2(e).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 2, 2020, by and among Revolution, as borrower, the subsidiaries of borrower as subsidiary guarantors, the lenders party thereto and BP Fundco LLC, as administrative agent, as amended by that certain First Amendment to Credit Agreement, dated as of March 2, 2022.

“Existing Lender” shall mean BP Fundco LLC, as administrative agent under the Existing Credit Agreement.

“Final Determination” has the meaning set forth in Section 2(c)(iv)(E).

“Financial Statements” has the meaning set forth in Section 3(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” has the meaning set forth in Section 3(b).

“Income Tax” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnified Party” has the meaning set forth in Section 9.

“Indemnifying Party” has the meaning set forth in Section 9.

“Independent Accountant” has the meaning set forth in Section 2(c)(iv)(C).

“IRS Investigation” means the existing investigation involving Revolution.

“Law” has the meaning set forth in Section 3(b).

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise

“Locations” means the Locations described on Exhibit A hereto.

“Losses” has the meaning set forth in Section 9.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the ownership, use or value of the Purchased Assets, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3(b); (vi) any changes in applicable Laws or accounting rules; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on ownership, use or value of the Purchased Assets compared to other similar assets in the industries in which such assets are owned or used.

“New Credit Agreement” means the credit facility being entered into by the Buyer in connection with this transaction.

“Non-Transferred Assets” has the meaning set forth in Section 2(f)(iii).

“Payables” means all trade accounts payable of each Seller incurred in connection with the ownership or operation of the Purchased Assets that remain unpaid as of the Closing Date, including for the avoidance of doubt, accrued and unpaid interest, fees and charges under the Existing Credit Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Data” has the same meaning as the terms “personal data”, “personal information” or the equivalent under the applicable Data Protection Requirement.

“Purchase” shall mean the Buyer’s purchase of the Purchased Assets.

“Purchased Assets” has the meaning set forth in Section 2(a)

“Purchase Price” has the meaning set forth in Section 2(b).

“Purchase Price Allocation” has the meaning set forth in Section 10(a).

“Program Agreement” shall mean that certain Program Agreement for Consumer Loan Services, effective as of December 2, 2020, by and among JTH Tax LLC, a Delaware limited liability company, and Revolution, as amended.

“Qualified Benefit Plan” has the meaning set forth in Section 3(x).

“Representative” means with respect to any Person, its directors, officers, employees, consultants, counsel, accountants, and other agents.

“Resolution Period” has the meaning set forth in Section 2(c)(iv)(B).

“Restricted Business” means the marketing, offering, and originating of consumer leases and loans, other than tax refund anticipation loans.

“Review Period” has the meaning set forth in Section 2(c)(iv).

“Seller Note” has the meaning set forth in Section 2(b).

“Seller Indemnitees” has the meaning set forth in Section 10.

“Seller Statement” has the meaning set forth in Section 2(c).

“Statement of Objections” has the meaning set forth in Section 2(c)(iv)(B).

“Target Cash” means an amount equal to $1,500,000.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, additions, or penalties with respect thereto, whether disputed or not.

“Tax Receivables” means the entitlement to any and all refunds of Taxes paid by each Seller or its Affiliates with respect to periods prior to the Closing, including, but not limited to, any such refund attributable to the employee retention credit under Section 2301 of the CARES Act.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Notice” has the meaning set forth in Section 2(f)(iii).

“Transfer Notice Assets” has the meaning set forth in Section 2(f)(iii).

“Transaction Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Seller Note, the Transition Services Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing.

“Transition Services Agreement” means that certain Transition Services Agreement substantially in the form attached hereto as Exhibit B.

“Undisputed Amounts” has the meaning set forth in Section 2(c)(iv)(C).

SECTION 2. Assignment and Transfer.

(a) Purchase and Sale of Assets. Subject to the terms hereof, including Section 2(f), at the Closing, all of each Seller’s right, title and interest in all assets, properties, receivables, records, contractual rights, goodwill, going concern value, rights and claims related to, used or useful in or held for use in each Seller’s loan portfolio set forth in Section 2(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”), shall be sold, conveyed and otherwise transferred to the Buyer (the “Purchased Assets”), including the right to the use of the name and all trade names of each Seller and its subsidiaries, but in all cases excluding the Excluded Assets.

(b) Purchase Price. The aggregate purchase price for the Purchased Assets shall be $5,000,000 (the “Purchase Price”), subject to adjustment in accordance with Section 2(c), plus the assumption by Buyer of the Assumed Liabilities. The Purchase Price shall be evidenced by a five-year 8.0% unsecured promissory note issued by the Buyer in such principal amount, substantially in the form attached hereto as Exhibit C (the “Seller Note”), which each Seller hereby directs be issued to and in the name of Revolution at the Closing.

(c) Purchase Price Adjustment.

(i) Seller Statement. Two (2) days prior to the Closing, each Seller shall deliver to Buyer a written statement (the “Seller Statement”) setting forth each Seller’s estimate of the Closing Cash and Closing Payables.

(A) To the extent that the Closing Cash reflected in the Seller Statement is less than Target Cash, the Purchase Price and the outstanding principal amount of the Seller Note shall be automatically reduced by an amount equal to such shortfall.

(ii) Buyer Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to each Seller a statement (the “Buyer Statement”) setting forth Buyer’s calculation of the Closing Cash and Closing Payables. Upon a Final Determination as provided in Section 2(c)(iv):

(A) to the extent that the Closing Cash reflected in the Buyer Statement is less than the Closing Cash reflected in the Seller Statement, the Purchase Price and the outstanding principal amount of the Seller Note, as they may have been previously adjusted, shall be automatically reduced by the amount of such differences (or as otherwise set forth in the Final Determination);

(B) to the extent that the Closing Payables reflected in the Buyer Statement are greater than the Closing Payables reflected in the Seller Statement, the Purchase Price and the outstanding principal amount of the Seller Note, as they may have been previously adjusted, shall be automatically reduced by the amount of such difference (or as otherwise set forth in the Final Determination);

(C) to the extent that the Closing Cash reflected in the Buyer Statement is greater than Target Cash, the Purchase Price and the outstanding principal amount of the Seller Note, as they may have been previously adjusted, shall be automatically increased by the amount of such difference plus, if applicable, the amount by which the Purchase Price and the outstanding principal amount of the Seller Note were reduced pursuant to Section 2(c)(i)(A) (or as otherwise set forth in the Final Determination);

(D) to the extent that the Closing Payables reflected in the Buyer Statement are less than the Closing Payables reflected in the Seller Statement, the Purchase Price and the outstanding principal amount of the Seller Note, as they may have been previously adjusted, shall be automatically increased by the amount of such difference (or as otherwise set forth in the Final Determination); and

(iii) From the date of Closing until the delivery of the Buyer Statement, Buyer and its representatives shall have full access to all of the books and records of each Seller, the personnel of, and work papers prepared by, each Seller and/or such Seller’s representatives and to such historical financial information as Buyer may request for the purpose of preparing the Buyer Statement.

(iv) Examination and Review of Buyer Statement.

(A) Examination. After receipt of the Buyer Statement, each Seller shall have ten (10) days (the “Review Period”) to review the Buyer Statement.

(B) Objection. On or prior to the last day of the Review Period, each Seller may object to the Buyer Statement by delivering to Buyer a written statement setting forth such Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for such Seller’s disagreement therewith (the “Statement of Objections”). If such Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Cash and Closing Payables reflected in the Buyer Statement shall be deemed to have been accepted by such Seller. If such Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and such Seller shall negotiate in good faith to resolve such objections within ten (10) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Buyer Statement with such changes as may have been previously agreed in writing by Buyer and such Seller, shall be final and binding.

(C) Resolution of Disputes. If each Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then in respect of any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) Buyer and such Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Buyer Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Buyer Statement and the Statement of Objections, respectively.

(D) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by each Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to such Seller or Buyer, respectively, bears to the aggregate amount actually contested by such Seller and Buyer.

(E) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Buyer Statement shall be conclusive and binding upon the parties hereto. The “Final Determination” shall mean: (i) the Buyer Statement in the event that each Seller does not deliver a Statement of Objections pursuant to Section 2(c)(iv)(B), (ii) the Buyer Statement with any changes thereto as agreed between Buyer and each Seller pursuant to Section 2(c)(iv)(B) or (iii) the Buyer Statement with any adjustments thereto as determined by the Independent Accountant pursuant to Section 2(c)(iv)(C) and this Section 2(c)(iv)(E) , as applicable.

(v) Accrued Interest Adjustment. As of the date of the Final Determination, the amount of interest accrued under the Seller Note as of such date shall be recomputed using the finally adjusted Seller Note amount as if such finally adjusted amount was the original principal amount of the Seller Note as of the date of its issuance.

(d) Assumed Liabilities. Buyer shall assume the Payables (the “Assumed Liabilities”); provided, that, for the avoidance of doubt, the Assumed Liabilities shall not include any liabilities associated with the Excluded Assets.

(e) Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any liabilities of each Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (any such other liabilities that are not Assumed Liabilities, the “Excluded Liabilities”). For the avoidance of doubt, (i) any and all Taxes and Tax obligations of the each Seller and its subsidiaries and Affiliates (including but not limited to the Tax liabilities set forth in Section 10(c) hereof or as may result from any Qualified Benefit Plan operational failure or correction thereof); (ii) any and all liabilities or obligations arising under or pursuant to the Employee Benefit Plans (including but not limited to any obligations associated with the operational failure or correction of any Qualified Benefit Plan); and (iii) any and all liabilities or obligations arising out of, in respect of or in connection with, the IRS Investigation, in each case, shall constitute Excluded Liabilities.

(f) Third Party Consents and Licenses.

(i) To the extent that any Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Any Purchased Asset not assigned to Buyer pursuant to this Section 2(f)(i) shall be assigned to Buyer upon such Seller obtaining the applicable required consent and Buyer delivering a Transfer Notice with respect to such Purchased Asset.

(ii) Notwithstanding anything to the contrary herein, Buyer shall not take assignment of any Purchased Asset (including any loan, pawn, pledge or other credit obligation originated by any Seller) and this Agreement shall not constitute an agreement to assign any such Purchased Asset until such time as Buyer has obtained the License(s) necessary to hold or acquire such Purchased Asset and has delivered to each Seller a Transfer Notice with respect to such Purchased Assets. Until such time, the terms of the Transition Services Agreement shall apply to any Purchased Asset not assigned in accordance with the terms of this Section 2(f).

(iii) With respect to any Purchased Assets that are not transferred at the Closing in accordance with this Section 2(f) (the “Non-Transferred Assets”), the Buyer shall have the right to deliver to each Seller on one or more occasions written notice (each, a “Transfer Notice”) indicating that all consents and licenses necessary for Buyer to take assignment and ownership of the Non-Transferred Assets specified in such Transfer Notice have been obtained, and indicating the date as of which such specified Non-Transferred Assets shall be deemed transferred to Buyer. Seller shall provide any such documents of transfer or assignment reasonably requested by Buyer in connection with each transfer of Non-Transferred Assets, including, a certification that all representations and warranties of each Seller contained in this Agreement are true and correct in all material respects as of the date specified for the applicable transfer as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(iv) The Buyer shall have the right to adjust the Purchase Price (and/or other terms of this Agreement) for each Non-Transferred Asset for which the Seller is unable to deliver any required consents for the transfer and assignment hereunder to the Buyer of any licenses necessary for Buyer.

(g) Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price and Assumed Liabilities all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to each Seller hereunder.

SECTION 3. Seller Representations.

Each of the Sellers jointly and severally represent to Buyer that the statements contained in this Section 3 are true and correct as of the date hereof and the Closing Date:

(a) Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller is duly authorized, and has the power and authority to, enter into this Agreement and consummate the transactions contemplated hereby. This Agreement is enforceable against such Seller in accordance with its terms.

(b) Except as set forth on Section 3(b) of the Disclosure Schedules, the execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other governing documents of such Seller; (ii) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to such Seller or the Purchased Assets; (iii) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order; (iv) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract to which such Seller is a party or by which such Seller is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (v) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

(c) (i) Complete copies of the consolidated audited financial statements consisting of the balance sheet of Revolution as of June 30, 2021 (the “Balance Sheet Date”), (ii) the related statements of income and retained earnings, shareholders’ equity, and cash flow for the twelve (12) month period then ended, (iii) complete copies of the consolidated unaudited financial statements of the balance sheet of Revolution as of August 30, 2022, and (iv) the related statements of income and retained earnings for the eight (8) month period then ended (collectively, the “Financial Statements”) have been delivered to Buyer. Except for revenues, the Financial Statements have been prepared in accordance with (“GAAP”) applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of each Seller, and fairly present the financial condition of the Purchased Assets as of the respective dates they were prepared and the corresponding results of the operations for the periods indicated. Except for revenues, each Seller maintains a standard system of accounting for the Purchased Assets established and administered in accordance with GAAP.

(d) Except as set forth on Section 3(d) of the Disclosure Schedules, such Seller has no Liabilities with respect to the Purchased Assets, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(e) Such Seller and its Affiliates have all licenses or permits necessary or appropriate for the ownership and operation of the Purchased Assets. All such licenses and permits are valid and in full force and effect. Section 3(e) of the Disclosure Schedules lists all licenses and permits issued to such Seller or its Affiliates that are related to the ownership or operation of the Purchased Assets. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any license or permit set forth on Section 3(e) of the Disclosure Schedules.

(f) Such Seller has good and valid title to all the Purchased Assets, free and clear of all Encumbrances. No portion of the assets contemplated to be transferred hereunder is owned or operated by any person or entity other than the Sellers.

(g) Each item of tangible personal property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(h) Each contract included in the Purchased Assets (each, an “Assigned Contract”) is valid and binding on such Seller in accordance with its terms and is in full force and effect. Neither such Seller nor, to such Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

(i) With respect to the Locations, no payment of rent or any assessment by a Governmental Authority is past due.

(j) Immediately after the consummation of the Purchase, such Seller: (i) shall be solvent and (ii) will have adequate capital with which to engage in its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of such Seller. In connection with the transactions contemplated hereby, such Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(k) Such Seller and its Affiliates has complied, and is now complying, with all Laws applicable to the ownership and use of the Purchased Assets.

(l) There is no Action pending or, to the knowledge of such Seller, threatened against such Seller: (i) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(m) Since the Balance Sheet Date, such Seller has conducted its business operations in the normal course consistent with past practice the payment of obligations and the reporting under its Existing Credit Agreement.

(n) Since the Balance Sheet Date and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the ownership, operation or value of the Purchased Assets.

(o) Since the Balance Sheet Date, such Seller has not amended or sought relief under its Existing Credit Agreement and such Seller is in compliance with and is not in default under the Existing Credit Agreement.

(p) Such Seller and its Affiliates’ ownership or operation of the Purchased Assets complies in all material respects with, and has since the date of formation of Revolution, complied in all material respects with, all Data Protection Requirements.

(q) There has been no material violation of any Data Protection Requirement, including in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure of, or other adverse incident related to, Personal Data that would require notification of individuals, law enforcement, or any Governmental Authority, under any applicable Data Protection Requirement.

(r) Neither such Seller nor any of its Affiliates have received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the knowledge of such Seller, neither such Seller nor any of its Affiliates is under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against such Seller or any of its Affiliates alleging any material violations of any Data Protection Requirement, including in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure of, or other adverse incident related to, Personal Data.

(s) Such Seller and its Affiliates have implemented and maintained reasonable security procedures and practices appropriate to the nature of the information in order to protect (i) the operation, confidentiality, integrity, and security of the software, systems, and websites that are involved in the collection and/or processing of Personal Data in connection with the ownership or operation of the Purchased Assets and (ii) Personal Data in the possession and/or control of such Seller of any of its Affiliates in connection with the ownership or operation of the Purchased Assets from unauthorized use, access, disclosure, and modification.

(t) To the knowledge of such Seller, there has been no material violation of any Data Protection Requirement applicable to ownership or operation of the Purchased Assets, including in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure of, or other adverse incident related to, Personal Data that would require notification of individuals, law enforcement, or any Governmental Authority, under any applicable Data Protection Requirement.

(u) The outstanding principal amount under the Existing Credit Agreement as of the Closing is approximately $8,000,000.

(v) As of the Closing, no Collateral Shortfall (as defined in the Existing Credit Agreement) exists that would require the Borrower (as defined in the Existing Credit Agreement) to take any of the actions specified in Section 2.05(a) of the Existing Credit Agreement.

(w) Tax Matters.

(i) Such Seller and its subsidiaries have filed all Tax Returns required to be filed. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. Such tax returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by such Seller and its subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of such Seller or its subsidiaries. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of such Seller or its subsidiaries. Such Seller and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) Except as set forth in Section 3(w)(i), there is no material dispute or claim concerning any Tax liability of such Seller or its subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any shareholder, member, or any of the directors and officers of such Seller or its subsidiaries has knowledge based upon personal contact with any agent of such authority.

(iii) Such Seller has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Seller or any of its subsidiaries since December 31, 2018. Neither such Seller nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) Neither such Seller nor any of its subsidiaries is a party to any Tax allocation or sharing agreement. Neither Seller nor any of its subsidiaries (A) has been a member of an “affiliated group” (as defined in Code §1504) filing a consolidated federal Income Tax Return (other than a group the common parent of which was Revolution) or (B) has any liability for the Taxes of any Person (other than such Seller or any of its subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Taxes of such Seller and its subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of such Seller and its subsidiaries in filing their Tax Returns.

(vi) None of such Seller or its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(B) “closing agreement,” as described in Code §7121 (or any corresponding provision of state, local, or non-U.S. income Tax law);

(C) installment sale or open transaction made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(vii) Neither such Seller nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(viii) Neither such Seller nor any of its subsidiaries is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(ix) Except as set forth on Section 3(w)(ix) of the Disclosure Schedules, neither such Seller nor any of its subsidiaries, with respect to such Seller, has (i) made any election to defer payroll Taxes (whether the employee portion or the employer portion), (ii) taken, claimed or applied for an employee retention tax credit or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(x) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service or can rely on an opinion letter from the Internal Revenue Service to any prototype plan sponsor such that each Qualified Benefit Plan and trust related thereto is exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred which could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter. No Employee Benefit Plan (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined under Section 3(37) of ERISA). Such Seller has not (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to liability under Section 4069 or 4212(c) of ERISA. Except as required under Section 4980B of the Code or applicable law, no Employee Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(y) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

(z) Immediately after the Closing, Buyer will have no obligations to Seller-related Persons, including, without limitation, Michael Brent Turner, NextPoint Financial Inc. and Liberty Tax Service, other than under the Transaction Documents.

(aa) Each Seller represents that the New Credit Agreement would not be deficient if the borrowing base were calculated as of the Closing Date.

(bb) No representation or warranty by such Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the best of such Seller’s knowledge, such Seller has disclosed to the Buyer all material information relating to the Purchased Assets and Assumed Liabilities.

SECTION 4. Buyer Representations.

Buyer represents and warrants to each Seller that the statements contained in this Section 4 are true and correct as of the date hereof and the Closing Date:

(a) Buyer is duly organized, validly existing and in good standing under the jurisdiction of its organization. Buyer is duly authorized to, and has the power and authority to, enter into this Agreement and consummate the transactions contemplated hereby. This Agreement is enforceable against the Buyer in accordance with its terms.

(b) The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

(c) There is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

(d) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

SECTION 5. Closing.

Subject to the terms and conditions of this Agreement, the Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second business day after all of the conditions to Closing set forth in Section 11 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as each Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

(a) Seller Closing Deliverables. At the Closing:

(i) Each Seller shall have delivered evidence to Buyer, in form and substance satisfactory the Buyer, of the approval of the execution and delivery by it of the Agreement;

(ii) Each Seller shall have delivered a bill of sale in form satisfactory to the Buyer (the “Bill of Sale”) and duly executed by each Seller transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) Each Seller shall have delivered an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and Assumed Liabilities;

(iv) Each Seller shall have, and shall have caused its Affiliates to have, duly executed and delivered to Existing Lender and Buyer such duly executed documents or instruments of assignment as requested by Existing Lender, Buyer or its Affiliates to effect the entry of Buyer or its Affiliates into the New Credit Agreement (collectively, the “New Credit Agreement Documents”);

(v) Each Seller shall have delivered to Buyer such other customary instruments of assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement, including, without limitation, any and all license agreements deemed necessary or desirable by Buyer for the ownership and operation of the Purchased Assets;

(vi) Each Seller shall have delivered to Buyer a certificate pursuant to Reg. §1.1445-2(b) that each Seller is not a foreign person within the meaning of Code §1445.

(b) Buyer Closing Deliverables. At the Closing:

(i) Buyer shall have delivered the Seller Note to Revolution duly executed by Buyer;

(ii) Buyer shall have delivered the Assignment and Assumption Agreement to Revolution duly executed by Buyer; and

(iii) Buyer shall have, and shall have caused its Affiliates to have, duly executed and delivered to Existing Lender and each Seller the New Credit Agreement Documents; and

SECTION 6. Further Acts, Assurances and Covenants.

(a) Each Seller will execute and deliver (or will cause the execution and delivery) from time to time hereafter, at the request of Buyer and at the sole cost and expense of each Seller, all such further instruments of conveyance, assignment and further assurances as may reasonably be required by Buyer (including any and all license agreements deemed necessary or desirable by Buyer for the ownership and operation of the Purchased Assets) in order to vest in and confirm to the Buyer all of each Seller’s right, title and interest in and to the Purchased Assets (including any Non-Transferred Assets) and the Buyer’s assumption of the Assumed Liabilities, and to otherwise carry out the provisions of this Agreement.

(b) Each Seller shall reasonably cooperate with any inquiry, audit or examination by any governmental entity with respect to transactions or other business activity at the Locations that occurred prior to the Closing and after January 1, 2019. Each Seller shall remit any collections with respect to the Purchased Assets forthwith to Buyer.

(c) Buyer shall have the right to use any intellectual property of each Seller with respect to the Purchased Assets located at any of the Locations for a reasonable period of time after the Closing Date, which reasonable period of time may extend beyond the date described in Section 6(d).

(d) Buyer shall use its commercially reasonable efforts to obtain all licenses or permits necessary for the ownership or operation of the Purchased Assets (such licenses, the “Licenses”) to be issued in its name or the name of its Affiliates in a timely manner.

(e) Revolution hereby covenants that, until November 18, 2022, it shall not make any distributions or pay any dividends, redemptions or other payments on account of its equity interests.

(f) From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall (x) own and operate the Purchased Assets in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others, in each case, with respect to the ownership and operation of the Purchased Assets.

(g) From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the ownership and operation of the Purchased Assets, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided, that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(h) For a period of one (1) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business within close proximity to the Locations; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business within three (3) miles of the Locations in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(i) Buyer shall use commercially reasonable efforts to cooperate with each Seller to assist with such Seller’s compliance with the Consent Order.

(j) Notice of Certain Events.

(i) From the date hereof until the Closing, each Seller shall promptly notify Buyer in writing of:

(A) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 11(b) to be satisfied;

(B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(C) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(D) any Actions commenced or, to each Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder or that relates to the consummation of the transactions contemplated by this Agreement.

(ii) Buyer’s receipt of information pursuant to this Section 6(i) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

SECTION 7. Indemnity by Seller.

Each Seller shall, jointly and severally, indemnify and defend Buyer, its Affiliates and its or their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Action made or brought by any Person based upon, resulting from, or arising out of the use or operation of the Purchased Assets or Assumed Liabilities on or prior to the Closing Date.

Buyer shall have the right, in accordance with the procedures set forth in Section 7 of the Seller Note, to offset any indemnifiable Losses pursuant to this Section 7 against the outstanding principal balance due under the Seller Note.

SECTION 8. Indemnity by Buyer.

Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Action made or brought by any Person based upon, resulting from, or arising out of the Purchased Assets after the Closing Date.

Buyer shall have the right, upon written notice to each Seller, to satisfy any indemnifiable Losses pursuant to this Section 8 by increasing the amount of outstanding principal balance due under the Seller Note by the amount of such indemnifiable Losses.

SECTION 9. Indemnification Procedures and Effect of Investigation.

(a) Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 11(b) or Section 11(c), as the case may be.

SECTION 10. Tax Matters.

(a) Within ninety (90) days of the Closing, or as soon thereafter as reasonably practicable, the Buyer shall prepare and deliver to each Seller an allocation of the Purchase Price, as finally adjusted, and Assumed Liabilities (as determined for Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law; as appropriate) (the “Purchase Price Allocation”). Each Seller shall cooperate with the Buyer, as reasonably requested by the Buyer, in connection with the Buyer’s preparation of the Purchase Price Allocation. Each Seller shall have a period of thirty (30) days following the Buyer’s delivery of the Purchase Price Allocation to present in writing to the Buyer notice of any objections that such Seller may have to the allocations set forth therein (an “Objections Notice”). If any Seller shall raise any objections within such thirty (30) day period, the Buyer and such Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the Parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, any dispute shall be resolved by the Independent Accountant, whose determination shall be in accordance with the Purchase Price Allocation and final and binding on the Parties, with fees of such accounting firm borne by the Parties in a manner consistent with the allocation set forth in Section 2(c)(iv)(D) hereof. The Purchase Price Allocation as finally determined hereunder shall be binding on the Parties hereto and such Seller and the Buyer shall (and shall cause their Affiliates to) file all Tax Returns in a manner consistent with such Purchase Price Allocation. Any subsequent adjustments to the Purchase Price and Assumed Liabilities shall be allocated in a manner consistent with the finally prepared Purchase Price Allocation.

(b) The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

(c) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and any conveyance fees or recording charges (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by each Seller when due. Such Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

SECTION 11. Conditions to Closing.

(a) Conditions to Obligations of All Parties. The obligations of all parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof

(ii) Each Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3(b), in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(b) Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of each Seller contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Notwithstanding the foregoing, the representations and warranties of each Seller contained in Section 3(a), Section 3(b) and Section 3(y) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(iii) No Action shall have been commenced against Buyer or any Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby

(iv) All approvals, consents, notices and waivers that are listed on Section 3(b) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(v) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi) Each Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 5(a).

(vii) Buyer or its Affiliates’ entry into the New Credit Agreement on reasonable terms satisfactory to Buyer, which agreement shall not be deficient if the borrowing base under such agreement were calculated as of the Closing Date.

(viii) Buyer shall have received all Licenses necessary for the use and operation of the Purchased Assets.

(ix) All Encumbrances relating to the Purchased Assets shall have been released in full, and each Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(x) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 11(a) and 11(b) have been satisfied (the “Seller Closing Certificate”).

(xi) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(xii) Notice of a change in control shall have been given to the Tennessee Commissioner of the Department of Financial Institutions relating to the use of the applicable Sellers’ Industrial Loan and Thrift Company and Flexible Credit licenses in Tennessee, and either the required time period for notice shall have been met or the Tennessee Commissioner shall have waived the requirement.

(xiii) Each Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) Conditions to Obligations of Each Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Notwithstanding the foregoing, The representations and warranties of Buyer contained in Section 4(a), Section 4(b), and Section 4(d) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(iii) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(iv) Buyer shall have delivered to each Seller duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 5(b).

(v) Each Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 11(c)(i) and Section 11(c)(ii) have been satisfied (the “Buyer Closing Certificate”).

(vi) Each Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(vii) Buyer shall have delivered to each Seller such other documents or instruments as such Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 12. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of each Seller and Buyer;

(b) by Buyer by written notice to each Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 11(b) and such breach, inaccuracy or failure has not been cured by such Seller within ten (10) days of such Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 11(a) or Section 11(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 18, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by any Seller by written notice to Buyer if:

(i) Such Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 11(c) and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from such Seller; or

(ii) any of the conditions set forth in Section 11(a) or Section 11(c) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 18, 2022, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or any Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

In the event of the termination of this Agreement in accordance with this Section 12, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (1) as set forth in this Section 12, Section 6(g) and Section 13, and (2) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

SECTION 13. Miscellaneous.

(a) Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties. No waiver of compliance with any provision or condition hereof will be effective unless evidenced by an instrument in writing duly executed by the Party sought to be charged therewith. No failure on the part of any Party to exercise, and no delay in exercising, any of its rights hereunder will not operate as a waiver thereof, nor will any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any law that would result in the application of the laws of another jurisdiction.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including PDF) will be effective as delivery of a manually executed counterpart to this Agreement.

(d) Successors and Assigns. This Agreement and the obligations of the Parties hereunder shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement, the Purchased Assets, the Assumed Liabilities, nor any of the rights, duties or obligations may be assigned to any Person without the written consent of the Parties.

(e) Entire Agreement. This Agreement and the Exhibits hereto and the other documents delivered by the Parties in connection herewith, and each transaction contemplated hereby, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the Parties with respect thereto.

(f) Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

(g) No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall be construed to confer upon or give to any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

(h) Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Jurisdiction. Each Seller hereby irrevocably submits to the jurisdiction of the state or federal courts located in the State of Delaware in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated thereby, and hereby agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof and thereof may not be enforced by such courts. In the event that any Party institutes any legal suit, action, or proceeding against any other Party arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Agreement.

(k) Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (i) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (ii) transmittal by facsimile or e-mail properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment); or (iii) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party shall specify in writing:

If to Buyer:

Flex Revolution, LLC

c/o FlexShopper, Inc.

901 Yamato Road, Suite 260

Boca Raton, Florida 33427

Attention: Mr. H. Russell Heiser Jr., Chief Financial Officer

E-mail: russ.heiser@flexshopper.com

With a copy to, which shall not constitute notice:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, NY 10019

Attention: Spencer G. Feldman, Esq.

E-mail: sfeldman@olshanlaw.com

If to any Seller:

Revolution Financial, Inc.

500 Grapevine Highway, Suite 345

Hurst, Texas 76054-2708

Attention: Mr. Brent Turner, Chief Executive Officer

E-mail: Brent.turner@verizon.net

(l) WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENTOR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(m) No Interpretation Against Drafter. Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms. Each party agrees and acknowledges that he/she/it has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has ample opportunity to do so.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and each Seller have duly executed this Asset Purchase Agreement as of the date first herein above set forth.

BUYER:

FLEX REVOLUTION, LLC

By:
Name:
Title:

SELLERS:

Revolution Financial, Inc.

By:
Name:
Title:

First Money In, LLC

By:
Name:
Title:

Infinity Loans of Idaho, LLC

By:
Name:
Title:

[Continued on the Next Page]

ACAC, INC.

By:
Name:
Title:

Blue Sky Acquire, Inc.

By:
Name:
Title:

Infinity Loans of West Valley, Utah, LLC

By:
Name:
Title:

Infinity Loans of West Valley II, Utah, LLC

By:
Name:
Title: